Exhibit 10.1

NETAPP, INC.

EXECUTIVE RETIREE HEALTH PLAN

CONSOLIDATED PLAN AND SUMMARY PLAN DESCRIPTION

Amended and Restated Effective as of January 1, 2017

(except as otherwise specified herein)

TABLE OF CONTENTS

INTRODUCTION	1

GENERAL PLAN INFORMATION	2

Type Of Plan	2
Amendment and Termination	2
No Vested Rights to Plan Benefits or Coverage	3

PLAN ADMINISTRATION	3

In General	3
indemnification	4

ELIGIBILITY AND PARTICIPATION	4

Eligibility	4
Eligible Retirees	4
Participation	5
Extending a Child’s Eligibility Due to Disability	6
Supporting Documentation	6
Termination of Coverage for Misrepresentation	7
Termination or Suspension of Coverage for Other Reasons	7

PLAN BENEFITS	8

Reimbursement Accounts	8
Qualifying Health Care Premium Expenses	9
How Reimbursement Accounts Work	9
Lump-Sum Payment	10
Federal Taxation of Coverage	11
In General – Reimbursement Account	11
Domestic Partner and/or Other Non-Tax-Qualified Dependent Coverage	12
In General – Lump-Sum Payment	12
No Guarantee of Tax Consequences	13

CLAIMS AND APPEALS	13

Notification of Adverse Benefit Determination	13
Notice of Adverse Benefit Determination	14
Appeal Procedure for Adverse Benefit Determinations	14
Notice of Adverse Benefit Determination on Appeal	15

STATUTORY PROVISIONS	16

Cobra Coverage	16
Federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)	20
HIPAA Security Rules	24
Qualified Medical Child Support Orders (“QMCSOs”)	24
Mandatory Medicare Secondary Payer Program Reporting Requirements	24
Compliance With Other Applicable Laws	24

STATEMENT OF ERISA RIGHTS	25

MISCELLANEOUS PLAN PROVISIONS	26

No Transfer of Rights Permitted	26
No Contract of Employment or Service	26
Right to Recover Overpayments and Other Erroneous Payments	26
Governing Law and Venue	27
Source of Benefits	27
Forfeiture of Unclaimed Benefits	27
Execution Page	28

EXHIBIT A	29

INTRODUCTION

NetApp, Inc. (“NetApp” or the “Plan Sponsor” or the “Company”), having established the NetApp, Inc. Executive Retiree Health Plan (the “Plan”) originally effective as of May 1, 2005, and having amended the Plan on several subsequent occasions, hereby again amends and restates the Plan in its entirety, effective as of January 1, 2017 (the “Restatement Date”), as set forth below.

Prior to the Restatement Date, the Plan had offered an employer-sponsored group medical plan option to participants in the Plan (“Participants”). Effective as of the Restatement Date and annually for the three (3) Plan Years commencing thereafter, i.e., January 1, 2017 through December 31, 2019 (the “HRA Period”), the Plan offers an employer-sponsored “health reimbursement arrangement” option whereby Participants may get reimbursed, up to certain limits, for qualifying individual health insurance premium expenses incurred for coverage for themselves and their eligible family members during the HRA Period. The reimbursements paid under the Plan generally are intended to be excludable from taxable income. Effective at the end of the HRA Period, a taxable lump-sum cash payment, will be payable by NetApp outside the Plan to eligible Participants, as described in the “Lump-Sum Payment” section below. The Lump-Sum Payment is described in this document for convenience only. The provisions and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) do not apply to the Lump-Sum Payment.

Important: NetApp has engaged a concierge broker service to help eligible retirees choose the individual health insurance policies that are right for them and/or their eligible family members. However, NetApp does not in any way endorse or recommend any particular health insurance policy, program, provider or agent. Individuals are encouraged to investigate individual health insurance policies themselves, and make their own informed decisions about which policies are best for them. The health insurance policy that any individual selects is his or her own policy and is not in any way sponsored or maintained by NetApp and is not part of any plan or program established or maintained by NetApp.

For purposes of ERISA, this Consolidated Plan and Summary Plan Description document (the “Plan/SPD”) constitutes both the official plan document and the summary plan description for the Plan. Any statement or representation, whether oral, written, electronic or otherwise, made by the Plan Administrator (as defined in the Plan Administration section below) or its delegates, any Plan service provider or any other individual or entity that changes or is otherwise inconsistent with the terms of the Plan/SPD will be invalid and unenforceable and may not be relied upon by any individual or entity. No Participant or Dependent has any right to a benefit beyond that specifically described in this Plan/SPD. Furthermore, NetApp reserves the right in its sole and complete discretion to amend or terminate the Plan or any benefit it provides or the Lump-Sum Payment in whole or in part at any time.

If you have any questions that are not answered by the Plan/SPD, or if you have difficulty understanding any part of the Plan/SPD, please contact the Plan Administrator (see the General Plan Information section below for the Plan Administrator’s contact information).

Please read the Plan/SPD carefully and keep it for future reference.

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GENERAL PLAN INFORMATION

Plan Name:	NetApp, Inc. Executive Retiree Health Plan

Plan Sponsor and Plan Administrator:	NetApp, Inc.
Attn: Human Resources
495 E. Java Drive
Sunnyvale, CA 94089
1-408-822-6000

Plan Sponsor’s Employer Identification Number:	77-0307520

Plan Number:	505

Plan Year:	January 1 to December 31

Funding:	The Plan is self-funded by the Plan Sponsor and has no trust. Any benefits provided under the Plan are paid solely out of the Plan Sponsor’s general assets.

Agent for Service of Legal Process:	Legal process may be served to the following (acting on behalf of the Plan Administrator):
Corporation Service Company
2710 Gateway Oaks Dr., Ste 150N
Sacramento CA 95833

TYPE OF PLAN

The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan also is intended to qualify as an employer-provided medical reimbursement plan under Internal Revenue Code (“Code”) Sections 105 and 106 and the regulations issued thereunder, and as a health reimbursement arrangement within the meaning of Internal Revenue Service (“IRS”) Notice 2002-45.

AMENDMENT AND TERMINATION

The Plan is intended to officially terminate effective 11:59 p.m. December 31, 2019, subject to a two-month claim run-out period during which all reimbursement requests must be submitted and processed for premiums paid for coverage during the period from January 1, 2017 through December 31, 2019 (the “Termination Date”); provided however, that the Plan Sponsor has had and continues to have the right, in its absolute and unlimited discretion, to amend or terminate the Plan or any portion thereof, at any time even before the Termination Date, and in such manner as it may determine, without the approval, consent or acceptance of any Participant or any other person or entity. For example, the Plan Sponsor may, among other things, change the benefits provided under the Plan and/or change the Plan’s eligibility requirements so that a Participant or his or her family members are no longer eligible for coverage under the Plan. However, any amendment or termination of the Plan will not reduce the benefits to which a

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Participant may be entitled for a benefit claim that is incurred prior to the effective date of such amendment or termination. Note: As described above, the Plan will reimburse premium payments for insurance covering a Participant and any Dependents for the period from January 1, 2017 through December 31, 2019. Because the Plan will terminate effective as of December 31, 2019, subject to a claim run-out period, reimbursement requests must be submitted to and processed by the Plan by February 28, 2019 or no benefit will be payable. To help ensure your reimbursement request is timely processed, such requests should be submitted to the Plan by January 31, 2019. Furthermore, we note that any Lump-Sum Payment payable to a Participant shall be made outside this Plan. Any description of such Lump-Sum Payment in this Plan/SPD is provided for convenience only.

Any Plan amendment or termination will be adopted by the Chief Executive Officer or the Executive Vice President of Human Resources of the Plan Sponsor and set forth in writing.

NO VESTED RIGHTS TO PLAN BENEFITS OR COVERAGE

There are no vested rights to any benefits or coverage under the Plan.

PLAN ADMINISTRATION

IN GENERAL

For purposes of ERISA, NetApp, Inc. is the official “administrator” of the Plan (the “Plan Administrator”) and the Plan’s named fiduciary.

The Plan Administrator may, in its discretion, delegate to any other individual or entity the authority to perform for and on behalf of the Plan Administrator one or more of its duties and/or responsibilities under the Plan.

The Plan Administrator and its delegates have full discretionary authority to interpret and construe the Plan in accordance with its terms in regard to all questions of eligibility, the status and rights of any Participant in the Plan, and the manner, time, and amount of payment of any covered benefits under the Plan. The Plan Administrator and its delegates also have full discretionary authority to do and perform such other matters as may be necessary or appropriate to administer the Plan or as may be provided for by applicable law.

The Plan Administrator also may adopt such rules and procedures as it deems desirable for the administration of the Plan.

All actions, interpretations and decisions of the Plan Administrator and its delegates will be conclusive and binding on all persons and entities, and will be given the maximum possible deference permitted by law.

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INDEMNIFICATION

NetApp will indemnify its officers and employees from any and all personal liability arising out of any actions taken by them in good faith and in the course and scope of their employment and responsibilities with respect to the Plan. However, no indemnification will be provided in the case of any intentional misconduct, gross negligence, self-dealing, or conflict-of-interest transactions involving any officer or employee of NetApp.

ELIGIBILITY AND PARTICIPATION

ELIGIBILITY

Eligible Retirees

If you were a Participant in the Plan immediately before the Restatement Date (a “Continuing Retiree”), then you will be eligible to participate and enroll in the Plan as of the Restatement Date, except as otherwise specified below.

Each other employee who retires from NetApp or its affiliate (together, the “Company”) will become eligible to participate and enroll in the Plan as of the first day of the calendar month immediately following his or her retirement from the Company (“Retirement”) if:

•	as of November 12, 2015 he or she was the Chief Executive Officer of NetApp (the “CEO”) or an Executive Vice President and direct report to the CEO (an “Eligible Position”);

•	he or she is employed in an Eligible Position at the time of his or her Retirement;

•	he or she is at least age 50 and has completed at least 5 years of service (as defined below), or his or her age plus two (2) times his or her years of service equal at least 65, at the time of his or her Retirement;

•	not employed by any other company, entity or organization; and

•	the Termination Date has not expired.

For purposes of the Plan, a “year of service” means the total number of full years of employment in which the employee has been employed by the Company. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.

The Plan Administrator will determine whether a retiree of the Company is eligible to participate and enroll in the Plan (an “eligible retiree”) in its sole discretion and such determination will be final and binding. Each Continuing Retiree and eligible retiree who enrolls in the Plan will be a “Participant” in the Plan.

Please note that the Plan Sponsor reserves the right to change the Plan’s eligibility rules at any time and for any reason.

Eligible Dependents

If you are an eligible retiree, you also may cover the following individuals (“Dependents”) under the Plan:

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•	your spouse (unless legally separated from you) or your domestic partner; and/or

•	your children under age 26 or your spouse’s/domestic partner’s children under age 26.

Your “spouse” for purposes of the Plan means an individual who is treated as your spouse for federal tax purposes.

Your “domestic partner” for purposes of the Plan means a same or opposite gender individual who is either in a Registered Domestic Partnership or meets the criteria for a non-Registered Domestic Partnership as set forth below. In order to be eligible for coverage, domestic partners must attest that the following is true:

•	Registered Domestic Partnership: Domestic partners of employees whose partnerships are registered with a state or local agency in accordance with applicable law and/or who qualify to receive state tax favored benefits in the state in which they currently reside (this includes states that recognize same-sex unions).

•	Non-registered Domestic Partnerships: Domestic partners of employees whose partnerships are not registered and meet the following criteria:

•	Your partner is your sole domestic partner and intends to remain so indefinitely.

•	You have been engaged in an intimate, committed relationship of mutual caring & support and are jointly responsible for each other’s common welfare and financial obligations.

•	You and your partner reside together for at least the last six months and you intend to do so indefinitely.

•	Neither you nor your partner has had another domestic partner or legal spouse in the last six months prior to applying for benefits.

•	You are not related by blood to a degree of closeness that would prohibit legal marriage in the state in which you legally reside.

•	You and your partner are at least 18 years of age and mentally competent to enter into a contract. You and your partner are not related by blood to a degree that would prohibit marriage in the employee’s state of residence.

•	You are not maintaining this relationship solely for the purpose of obtaining benefit coverage.

“Children” for purposes of the Plan means biological children, foster children, legally adopted children or children placed for adoption, stepchildren and/or any children for whom legal guardianship has been awarded to the Participant or his or her spouse/domestic partner.

A “Dependent” also includes a Participant’s or his or her spouse/domestic partner’s child who is age 26 or older and who is disabled and dependent upon the Participant (see the Extending a Child’s Eligibility Due to Disability section of the Plan/SPD for more details).

Note: Upon divorce or legal separation, a spouse ceases to be eligible for coverage under the Plan regardless of whether the divorce decree or court order requires a Participant to provide coverage for his or her former spouse.

PARTICIPATION

If you are a Continuing Retiree, you may become a Participant in the Plan effective as of the Restatement Date, provided that you elect to enroll in the Plan in a timely manner pursuant to the enrollment procedures specified by the Plan Administrator.

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Each other eligible retiree may become a Participant in the Plan, provided the Termination Date has not expired, effective as of the later of (i) the date as of which he or she became an eligible retiree or the first day of the calendar month immediately thereafter, or (ii) the date the eligible retiree loses alternative medical coverage, including COBRA or the first day of the calendar month immediately thereafter, (the “Participation Date”), further provided that he or she elects to enroll in a timely manner pursuant to the enrollment procedures specified by the Plan Administrator. In any event, you must take such enrollment action within 30 calendar days after your Participation Date and your enrollment will not become effective, as set forth above, until you do so. You also must enroll any Dependent when he or she first meets the eligibility requirements set forth above. If your Dependent meets the eligibility requirements when you first enroll in the Plan, you must elect Dependent coverage with your initial enrollment. If your Dependent does not meet the Plan’s eligibility requirements until later and you wish to enroll your newly-eligible Dependent, you must contact the Plan Administrator to make your enrollment elections. You must make such election in accordance with the procedures specified by the Plan Administrator within 30 calendar days after the date on which your Dependent first becomes eligible. Your newly-eligible Dependent’s coverage under the Plan will become effective as of the first day of the calendar month on or after you timely enroll the Dependent under the Plan.

Upon enrollment in the Plan, a Participant’s and his or her covered Dependents’ participation will continue until participation ceases as described below.

EXTENDING A CHILD’S ELIGIBILITY DUE TO DISABILITY

A Dependent child’s coverage under the Plan may continue after attaining age 26 if the Plan Administrator approves such coverage and determines that: (1) the child continues to satisfy the Plan’s Dependent eligibility requirements (except for the age requirement); (2) the child is incapable of sustaining employment; (3) the Participant provides over half of the child’s support during the period of coverage; and (4) the child has a physical or mental disability. To be eligible for this continued coverage, the Participant must submit an application in writing to the Plan Administrator before the applicable Dependent child’s 26th birthday providing evidence of the child’s disability. If the disability status request is approved, the Plan Administrator will periodically request that the Participant submit proof that the child continues to satisfy all eligibility/disability requirements of the Plan.

SUPPORTING DOCUMENTATION

Upon enrolling yourself and/or any Dependent(s) in the Plan, you will be required to certify that your covered Dependent(s), if applicable, satisfy the eligibility requirements for coverage under the Plan. By enrolling in the Plan, you agree to notify the Plan Administrator as soon as possible, but in no event later than 30 calendar days, after any covered Dependent ceases to meet the eligibility requirements for coverage under the Plan.

From time to time, the Plan Administrator or its delegate may ask you to provide appropriate certification(s) and/or information/documentation of your eligibility, your Dependents eligibility or for any of the elections or changes that you request under the Plan, which you must provide within the time specified by the Plan Administrator or its delegate.

Very Important: If the Plan Administrator or its delegate requests that you certify your covered Dependent’s eligibility or continued eligibility under the Plan and/or requests that you provide

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information/documentation verifying your covered Dependent’s eligibility or continued eligibility under the Plan and you fail to do so within the time period specified by the Plan Administrator or its delegate, your Dependent’s coverage under the Plan will be terminated and may not be reinstated even if he or she may otherwise be eligible. This means that any reimbursement available to you may be reduced by the Plan Administrator in its sole discretion, to account for the ineligible Dependent.

If you become enrolled in the Plan, you agree to promptly reimburse the Plan Sponsor upon its request for any and all taxes, penalties, or other losses (including, for example, repaying any benefits received) that the Plan Sponsor may incur as a result of its reliance on your certifications described above if they are untrue or incorrect in any respect, or if you fail to timely provide any required notice described above.

TERMINATION OF COVERAGE FOR MISREPRESENTATION

If you make a misrepresentation under the Plan, the Plan Administrator has the right to permanently terminate coverage for you and all of your otherwise eligible Dependents, which termination may be retroactive. The Plan Administrator also has the right to seek reimbursement from you for any benefits paid pursuant to the Plan as a result of the misrepresentation, and may pursue legal action against you. Misrepresentations include, but are not limited to, submitting falsified reimbursement claims and obtaining coverage for an individual who is ineligible.

TERMINATION OR SUSPENSION OF COVERAGE FOR OTHER REASONS

As a retiree of the Company, your and any covered Dependents’ participation in the Plan will be suspended and your Plan Benefits (as defined below) suspended if the Plan Administrator determines that you should no longer be classified as a retiree because you are re-hired by the Company or hired by any company in any employment capacity. Your eligibility will be reinstated and your Plan Benefits reactivated once you are reclassified as a retiree and otherwise meet the eligibility requirements of the Plan.

Your participation in the Plan also will cease upon the earliest to occur of the following: your death, upon the closing of a transaction that constitutes a change in control of the Company, as determined by the Plan Administrator, or the effective date as of which the Plan terminates or is amended so that you are no longer eligible to participate.

In general, your covered Dependents, if any, will lose their eligibility (or have it suspended in the case you are rehired by the Company or hired by another company) to be covered under the Plan at the same time and to the extent that you, as the retiree, lose your eligibility as described above. Additionally, in certain circumstances, your covered Dependents would lose their eligibility to be covered under the Plan, while you, as the retiree, could continue to participate. For example, your spouse or domestic partner would lose his/her eligibility to be covered if you become divorced or legally separated from your spouse or you and your domestic partner cease to fulfill the requirements of a domestic partnership under the terms of the Plan. Further, your Dependent child would lose his/her eligibility to be covered under the Plan once he/she attains age 26, unless he/she was disabled and dependent on you for support (see the Extending a Child’s Eligibility Due to Disability section of the Plan/SPD for more details).

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PLAN BENEFITS

The Plan offers an employer-sponsored “health reimbursement arrangement” for the first three (3) Plan Years and then the Company will make a lump-sum cash payment option as described in more detail below (the “Plan Benefits”).

REIMBURSEMENT ACCOUNTS

Within the HRA Period and after your enrollment in the Plan becomes effective, the Plan will maintain a “Reimbursement Account” in your name to keep a record of the amounts available to you for the reimbursement of Qualifying Health Care Premium Expenses (as defined below). Your Reimbursement Account is merely a recordkeeping account; it is not funded (all reimbursements are paid from the general assets of the Plan Sponsor), and it does not bear interest or accrue earnings of any kind. You do not have vested interest in any Reimbursement Account.

Before the start of each HRA Period Plan Year, the Plan Sponsor will determine a maximum annual amount that may be credited by the Plan Sponsor during that Plan Year to the Reimbursement Account of a Participant in the Plan. For each calendar month that you are a Participant, your Reimbursement Account will be credited with a pro rata portion of the maximum annual amount, so long as you are covered under the Plan and remain eligible to participate in the Plan on the first day of that month. For example, if the maximum annual amount is determined by the Plan Sponsor to be $12,000 for the Plan Year, your Reimbursement Account will be credited with $1,000 at the beginning of each calendar month during which you are a Participant, but no credit will be given for a month if you otherwise fail to remain eligible to participate in the Plan on the first day of that month.

Very Important: Please note that if you retire after the Termination Date, you will not be eligible for a Reimbursement Account, but you will remain eligible for a pro rata portion of the Lump-Sum Payment as described below.

Your Reimbursement Account will be reduced by any amount paid to you for Qualifying Health Care Premium Expenses incurred by you and your covered Dependents. The amount available for reimbursement of Qualifying Health Care Premium Expenses as of any given date will be the total amount credited to your Reimbursement Account as of such date, reduced by any prior reimbursements made to you as of that date.

After the end of the Plan Year, the unused amount (if any) credited to your Reimbursement Account generally will remain available in the next Plan Year, provided you are still a Participant.

However, if you cease to be a Participant, any otherwise Qualifying Health Care Premium Expenses that are incurred thereafter will not be reimbursed under the Plan unless COBRA coverage, if available, is elected pursuant to the provisions of this Plan/SPD. (See the COBRA Coverage section of this Plan/SPD for more information.)

Please note that the Plan Sponsor reserves the right to change the level of benefits provided under the Plan at any time and for any reason. (For more information, see the Amendment or Termination section of this Plan/SPD.)

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QUALIFYING HEALTH CARE PREMIUM EXPENSES

You may use the amount credited to your Reimbursement Account to obtain reimbursement for Qualifying Health Care Premium Expenses for you and your covered Dependents, if any, as described below. Only Qualifying Health Care Premium Expenses incurred while Plan coverage is in effect may be reimbursed. The following types of premium expenses are considered “Qualifying Health Care Premium Expenses”:

•	Premiums incurred for individual (non-group) medical insurance coverage for you and/or your covered Dependent(s) for coverage during the HRA Period, January 1, 2017 through December 31, 2019; and/or

•	Premiums incurred by you and/or your covered Dependent for Medicare Advantage coverage or for supplemental Medicare coverage (also referred to as “Medigap” ) for coverage during the HRA Period, January 1, 2017 through December 31, 2019.

Any other expense may not be reimbursed from your Reimbursement Account. Such non-eligible expenses include, but are not limited to:

•	Premiums incurred by you or your covered Dependents for Original Medicare Part B, Part C and Part D;

•	Premiums incurred for individual (non-group) dental and/or vision, insurance coverage for you and your covered Dependent(s);

•	Premiums incurred while you are not covered under the Plan;

•	Premiums incurred while your Dependent is not covered under the Plan;

•	Premiums for long-term care benefits, disability benefits and/or life insurance benefits;

•	Out-of-pocket health care expenses not paid for by Qualifying Health Care Premium Expenses, such as deductibles, co-payments and co-insurance;

•	Any premiums that are otherwise Qualified Health Care Premium Expenses, but are paid for or reimbursed by another plan, including any premiums that are paid on a pre-tax basis through a cafeteria plan.

HOW REIMBURSEMENT ACCOUNTS WORK

The Plan will reimburse you for Qualifying Health Care Premium Expenses that you incur, but only to the extent that you have a positive balance in your Reimbursement Account. The following procedure must be followed:

•	You must submit your claim for reimbursement to the Plan Administrator, as well as documentation substantiating the claim (for example, proof of payment of a premium such as a receipt or confirmation of payment or bank statement showing payment);

•	If the Plan Administrator requests additional information regarding the claim, you must provide such information within the time limits specified by the Plan; and

•	The claim must be submitted by March 31 following the close of the Plan Year in which the related Qualifying Health Care Premium Expense was incurred.

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All claims for reimbursement must be submitted in writing. The Plan Administrator may require that Participants submit claims on a form provided by the Plan Administrator. The claim must set forth:

•	The individual(s) on whose behalf the Qualifying Health Care Premium Expense was incurred;

•	A description of the Qualifying Health Care Premium Expense;

•	The entity charging the Qualifying Health Care Premium Expense;

•	The date on which the Qualifying Health Care Premium Expense was incurred;

•	The amount of the requested reimbursement; and

•	A statement that such expense has not otherwise been reimbursed and will not be reimbursed through any other source.

Each claim for reimbursement under the Plan must be accompanied by documentation supporting the claim (e.g., itemized bills, invoices, or receipts from the applicable insurance carrier). Generally, no claim for reimbursement may be made unless and until the aggregate claims for reimbursement total the minimum dollar amount, if any, specified by the Plan Administrator, although there is an exception made for the final reimbursement claim for a Plan Year.

If your claim is approved, you will receive the applicable reimbursement amount via direct deposit into a personal bank account designated by you in writing and the amount payable to you will be deducted from your Reimbursement Account balance. If your claim is denied, you will be notified in accordance with the Plan’s procedures (see the Claims and Appeals section of this Plan/SPD for more information on these procedures.)

LUMP-SUM PAYMENT

The Company will provide a lump-sum payment (or pro rata lump-sum payment if you are not a Participant when the HRA Period expires), less applicable tax withholdings, payable on your Release Deadline as defined below, representing the present value of the projected health care costs for Plan Years 2020 and 2021 (the “Lump-Sum Payment”), subject to the Release requirements and Section 409A requirements below. Note: As described above, the Lump-Sum Payment is offered by the Company outside the Plan and is subject to amendment or termination in whole or in part by the Company in its sole discretion at any time.

The Lump-Sum Payment shall be calculated by determining the present value as of December 31, 2019 (or if you are not a Participant when the HRA Period expires, then as of your retirement date) of the 2020 premium and the 2021 premium, where the:

•	Projected 2020 premium equals the premium rate (as of 2017) multiplied by the “Healthcare Cost Increases” as defined below for 3 years and

•	Projected 2021 premium equals the premium rate (as of 2017) multiplied by the Healthcare Cost Increases” for 4 years.

Healthcare Cost Increases means the estimated rate of annual healthcare cost increases including but not limited to, unit cost inflation, utilization increases, and morbidity of the covered Participants.

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For Continuing Retirees, the premium rate reflects the actual 2017 individual market premium for the Continuing Retiree and Dependent. However, for other eligible retirees, the premium rate reflects the average 2017 individual market premium rate (separately for Medicare eligible and non-Medicare eligible) for the existing retirees.

To obtain the Lump-Sum Payment, you must sign and not revoke a release of claims in a similar form as set forth in Exhibit A (the “Release”) and such Release must become effective and irrevocable, either (i) if you are a Participant when the HRA Period expires, then no later than December 31, 2019; or (ii) if you are not a Participant when the HRA Period expires, but you separate from service before December 31, 2021, then no later than sixty (60) days following your separation from service date (in each case, such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to the Lump–Sum Payment under this Plan. In no event will the Lump-Sum Payment be paid or provided until the Release becomes effective and irrevocable.

FEDERAL TAXATION OF COVERAGE

In General – Reimbursement Account

The value of the Plan Sponsor’s contributions to your Reimbursement Account with respect to your coverage under the Plan is considered tax-free for federal tax purposes. The value of the Plan Sponsor’s contributions to your Reimbursement Account, if any, with respect to your tax-qualified dependents’ (as defined below) coverage similarly will be tax-free for federal tax purposes.

Generally, to be exempt from federal taxes for health benefits, your covered Dependent must qualify for tax-free health benefits under the Code. You may use the information below to help determine if your covered Dependent qualifies for such tax-free health benefits (a “tax-qualified dependent”).

The following individuals generally can qualify as your tax-qualified dependents and receive tax-free health benefits under federal law:

•	Your spouse;

•	Your qualifying child or qualifying relative for whom you can claim a federal tax exemption for the calendar year of coverage (if you need help determining this, see IRS Publication 17 and IRS Publication 501, which are available through the IRS’ website at www.irs.gov); or

•	A child who is born to you, adopted by you or placed with you for adoption, a stepchild, or an eligible foster child (that is, a child placed with you by an authorized placement agency or by judgment, decree or other order of any court of competent jurisdiction), provided he or she is under age 27 as of the end of the year of coverage.

Important: Because the determination of whether an individual is your tax-qualified dependent and whether he or she satisfies the requirements to receive tax-free health benefits under the Code (as described above) turns on facts solely within your knowledge, the Plan Sponsor, the Plan Administrator and their delegates cannot make this determination for you. It can be complex to determine whether an individual satisfies such requirements. Thus, you may wish to consult a qualified tax professional for advice on your personal situation.

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If you cover a Dependent under the Plan who is not your domestic partner (or the children of your domestic partner), then the Plan Administrator will assume that they each meet the eligibility criteria for tax-qualified dependent status under the Code unless you inform the Plan Administrator otherwise upon their enrollment. Accordingly, if your covered Dependent under the Plan does not qualify as your tax-qualified dependent or if there is any change in your covered Dependent’s status as a tax-qualified dependent during the period of coverage, then you must notify the Plan Administrator as soon as possible, but in no event later than 30 calendar days after the covered Dependent fails to qualify as your tax-qualified dependent, in which case you understand that there may be a retroactive application of taxes to amounts previously paid for Plan coverage during the period of coverage.

Domestic Partner and/or Other Non-Tax-Qualified Dependent Coverage

Current federal tax laws provide that if your domestic partner does not qualify as your tax-qualified dependent, then the fair market value of your non-tax-qualified dependents’ Plan coverage is required to be added to your gross income. This additional income, called “imputed income,” will be reported to the IRS on a Form 1099 or other appropriate form. This imputed income includes the value of the portion of the contributions that the Plan Sponsor pays for your non-tax-qualified dependents’ Plan coverage.

Please note that if you cover your domestic partner and/or your domestic partner’s children under the Plan, the Plan Administrator will assume that they do not meet the eligibility criteria for tax-qualified dependent status and therefore are not eligible for tax-favored Plan coverage unless you inform the Plan Administrator otherwise upon their enrollment. The state income tax treatment of any Plan coverage for your domestic partner and/or his or her children may differ. For more information about any applicable state income tax treatment and the requirements that must be satisfied for any tax-favored Plan coverage for your domestic partner and/or his or her children, as applicable, under the laws of the state in which you and your domestic partner reside, you should contact your personal tax professional upon enrollment of your domestic partner and/or his or her children.

In General – Lump-Sum Payment

The value of the Lump-Sum Payment is a taxable payment to you, subject to applicable tax withholdings. It is intended that the Lump-Sum Payment will comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as they may be amended or modified from time to time (“Section 409A”), or, in the alternative be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption, so that none of the payments to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.

Notwithstanding anything to the contrary in this document, no Lump-Sum Payment will be paid or otherwise provided until the Participant has a “separation from service” within the meaning of Section 409A. In addition, if Participant is a “specified employee” within the meaning of Section 409A at the time of Participant’s separation from service (other than due to death), then the Lump-Sum Payment, if any, that is payable within the first six (6) months following Participant’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Participant’s separation from service.

NetApp, Inc. Executive Retiree Health Plan/SPD January 2017	Page 12

Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

The Company may, in good faith and without your consent, make any amendments to the provisions regarding the Lump-Sum Payment and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment. In no event will the Company reimburse Participant for any taxes that may be imposed on Participant as a result of Section 409A.

NO GUARANTEE OF TAX CONSEQUENCES

Notwithstanding the foregoing, the Plan Sponsor, Plan Administrator and their delegates make no commitment or guarantee whatsoever that any amounts paid to or for the benefit of any person under the Plan will be excludable from that person’s gross income for federal, state and/or local income tax purposes, or that any other federal, state or local tax treatment will apply or be available to that person. It is the obligation of each recipient to determine whether the provision of such benefits is excludable from his or her gross income for federal, state and/or local income tax purposes, and to take any appropriate action if such recipient has reason to believe that it is not excludable. Neither the Plan Sponsor, Plan Administrator nor any of their delegates will be liable for any taxes or penalties owed by any recipient with respect to any such benefit.

CLAIMS AND APPEALS

As noted earlier, if your claim for reimbursement from your Reimbursement Account (your “Claim”) is approved by the Plan Administrator, you will be provided the applicable reimbursement amount as soon as administratively practicable after the approval. The maximum reimbursement amount that you can receive is equal to your Reimbursement Account balance at the time the Claim is processed.

VERY IMPORTANT: No lawsuit or other legal or equitable action (an “Action”) may be brought by or on behalf of any claimant with respect to any Claim unless and until the Plan’s claims and appeals procedure has been exhausted for every issue that the claimant deems relevant with respect to the Claim. That is, each and every issue that supports the claimant’s position or argument with respect to his or her Claim must be raised during the claim and appeal process in order for this exhaustion requirement to be satisfied and later pursue any such issue in court. However, any such Action may not be brought if more than one calendar year has passed since the date the Plan Administrator rendered its final decision upon appeal, regardless of any state or federal laws establishing provisions relating to limitations on actions.

NOTIFICATION OF ADVERSE BENEFIT DETERMINATION

If your Claim is denied, in whole or in part, the Plan Administrator will notify you or your duly authorized representative (together, the “Claimant”), in writing or electronically, of such adverse benefit determination on the Claim within a reasonable period of time, but not later than 30 calendar days after its receipt of such Claim. However, if the Plan Administrator is not able to decide the Claim within this 30-day period due to matters beyond its control, then the Plan

NetApp, Inc. Executive Retiree Health Plan/SPD January 2017	Page 13

Administrator will have an additional 15 calendar days to make its decision, provided that the Plan Administrator notifies the Claimant of the extension before the expiration of the initial 30-day period. The extension notice will include a description of the matters beyond the Plan Administrator’s control that justify the extension and the date by which a decision is expected.

If, however, a Claimant does not provide the Plan Administrator with sufficient information to make a determination on the Claim, the Plan Administrator either may deny the Claim or may take an extension of time, as described below. If the Plan Administrator takes an extension of time, the Plan Administrator will notify the Claimant, in writing or electronically, of the incomplete Claim. The extension notice will include a description of the information necessary to complete the Claim and specify a period of time, which will be no less than 45 calendar days, within which the specified information must be provided to the Plan Administrator. The timeframe for deciding the Claim will be suspended or “tolled” from the date the extension notice is sent to the Claimant until the date the specified information is timely provided to the Plan Administrator. The Plan Administrator will then make its Claim determination and notify the Claimant, in writing or electronically, of its decision no later than 15 calendar days after the earlier of: (1) receipt of the specified information, or (2) the end of the period of time provided to submit the specified information. If the specified information is not timely provided, the Claim will be denied.

Notice of Adverse Benefit Determination

If the Plan Administrator denies a Claim, in whole or in part, the Claimant will be given written or electronic notification of the adverse benefit determination within the time period specified above. This notification (a “Notice of Adverse Benefit Determination”) will include:

a.	the specific reason(s) for the denial;

b.	reference to the specific Plan provision(s) on which the adverse benefit determination was based;

c.	a description of any additional material or information needed to change the determination and an explanation of why it is needed;

d.	a statement regarding the Claimant’s right to receive, upon request and free of charge, reasonable access to or copies of all documents, records and other information that are relevant to the Claim; and

e.	a description of the Plan’s appeal procedures and the time limits that apply to such procedures.

APPEAL PROCEDURE FOR ADVERSE BENEFIT DETERMINATIONS

A Claimant may appeal an adverse benefit determination on a Claim, as described below.

The appeal must be made in writing to the Plan Administrator within 180 calendar days after receipt of the related Notice of Adverse Benefit Determination.

Every Claimant is entitled to a full and fair review of his or her denied Claim under the Plan. The appeal of the adverse benefit determination will be reviewed the Plan Administrator, but the particular individual who actually reviews and decides the appeal on behalf of the Plan

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Administrator will be a different individual than the person who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of that individual.

The Claimant will, upon request and free of charge, be given reasonable access to, and copies of, all documents, records, and other information relevant to the Claim without regard to whether or not the Plan Administrator relied on the material. A Claimant is also entitled to review the Claim file and present evidence and testimony during the appeals process.

The Plan Administrator will provide each Claimant with any new or additional evidence considered, relied upon, or generated by the Plan in connection with the Claim. Any new evidence will be provided to the Claimant with enough time so that he or she will have a reasonable opportunity to respond to the new evidence before any applicable due dates.

Before issuing a final decision on the appeal that is based on a rationale that was not included in the initial benefit determination, the Plan Administrator will provide the Claimant, free of charge, with such rationale as soon as possible and sufficiently in advance of any final internal adverse benefit determination to give the Claimant a reasonably opportunity to respond.

The review of the appeal will take into account all information submitted by the Claimant, whether or not presented or available at the initial benefit decision. No deference will be given to the initial benefit decision.

The Plan Administrator will decide the appeal within a reasonable period of time, but not later than 60 calendar days after its receipt of the appeal.

Important: A request for an appeal which does not comply with the above requirements for filing an appeal will not be considered.

NOTICE OF ADVERSE BENEFIT DETERMINATION ON APPEAL

As noted above, the Plan Administrator will give the Claimant written or electronic notification of the Plan Administrator’s final benefit determination on appeal (whether or not adverse) within the applicable timeframe specified above. A notification provided to a Claimant of an adverse determination on appeal will include:

a.	the specific reason(s) for the appeal decision;

b.	reference to the specific Plan provisions on which the decision was based;

c.	a statement regarding the Claimant’s right to receive, upon request and free of charge, reasonable access to or copies of all documents, records and other information that are relevant to the Claim; and

d.	a statement of the Claimant’s right to bring suit under ERISA Section 502(a).

Important: The Plan Administrator’s and its delegates’ decisions in connection with the review of any Claim will be final, binding and conclusive on all persons and entities and will be afforded the maximum possible deference permitted by law in any Action, if available, filed with respect to the Claim. Any such Action must be filed in the applicable federal court for the Northern District of California located in Santa Clara County.

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STATUTORY PROVISIONS

COBRA COVERAGE

Your covered Dependents will be allowed to temporarily continue Plan HRA coverage under certain circumstances because of a federal law called the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The following paragraphs generally explain COBRA coverage, when it may become available and what needs to be done to protect the right to receive it. Please review the following information carefully and save it for future reference. COBRA does not apply to the Lump-Sum Payment.

COBRA coverage under the Plan is administered on behalf of the Plan Administrator by the COBRA Administrator. The COBRA Administrator is:

Discovery Benefits

4321 20th Avenue SW

Fargo, ND 58103

1-866-451-3399

The Plan provides no greater COBRA coverage rights than what COBRA requires. It is the intent of the Plan and NetApp to comply with COBRA solely to the extent required.

What is COBRA Coverage?

COBRA coverage is a temporary continuation of Plan coverage when coverage otherwise would end because of a life event known as a “qualifying event.” Specific qualifying events are listed below in the paragraph called Who is Entitled to Elect COBRA Coverage? Any change in Plan coverage, including an increase or decrease in Plan coverage or a change in the underlying insurer of the Plan, will not result in a loss of Plan coverage and is not considered a qualifying event. After a qualifying event occurs and any required notice of that event is properly provided as described below, COBRA coverage must be offered to each person losing Plan coverage who is a “qualified beneficiary.” Your covered spouse and your covered Dependent children may become qualified beneficiaries and entitled to elect COBRA coverage if Plan coverage is lost because of the qualifying event. (Certain newborns, newly adopted children, and alternate recipients under QMCSOs (as defined in the Qualified Medical Child Support Orders section of this Plan/SPD) may also be qualified beneficiaries. This is discussed in more detail in separate paragraphs below.)

Who is Entitled to Elect COBRA Coverage?

Please note that the pronoun “you” that is used in the following paragraphs regarding COBRA coverage refer to each person who has Plan coverage and who is or may become a qualified beneficiary.

If you are the spouse of a Participant, you will be entitled to elect COBRA coverage if you lose your Plan coverage because of the occurrence of a divorce or legal separation from the Participant.

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If you are the Participant’s Dependent child, you will be entitled to elect COBRA coverage if you lose your Plan coverage because of the occurrence of any of the following qualifying events:

1.	Divorce or legal separation of the parents; or

2.	You cease to be eligible for Plan coverage as a “Dependent child”.

Note: If a proceeding in bankruptcy is filed with respect to the Plan Sponsor, and that bankruptcy results in the loss of Plan coverage of a Participant, then the Participant will be a qualified beneficiary with respect to the bankruptcy. The Participant’s Spouse, surviving Spouse and Dependent children will also be qualified beneficiaries if the bankruptcy results in the loss of their Plan coverage.

You Must Give Notice of Qualifying Events

A COBRA coverage election will be available to you only if you notify the Plan Administrator in writing of the qualifying event (other than a bankruptcy of the Plan Sponsor) within 60 calendar days after the later of (1) the date on which the qualifying event occurs, or (2) the date on which the qualified beneficiary loses (or would lose) Plan coverage as a result of the qualifying event (the “Qualifying Event Notice”).

Your Qualifying Event Notice must include: (a) the name of the Plan, (b) the name and address of the Participant who has such Plan coverage, (c) the name(s) and address(es) of all qualified beneficiary(ies) who lost (or would lose) such coverage due to the qualifying event, (d) the qualifying event and the date it occurred, (e) the contact information of the person providing such notice, and (f) any supporting evidence of the qualifying event (such as a copy of the court decree of divorce if the qualifying event is a divorce).

This Qualifying Event Notice must be sent to the Plan Administrator at the following address:

NetApp, Inc.

Attn: Human Resources

495 E. Java Drive

Sunnyvale, CA 94089

If the Qualifying Event Notice is not provided to the Plan Administrator during the 60-day notice period described above, THEN ALL QUALIFIED BENEFICIARIES WILL PERMANENTLY LOSE THEIR RIGHT TO ELECT COBRA COVERAGE.

Electing COBRA Coverage

Once the applicable notice requirements have been satisfied, the Plan will offer COBRA coverage to each qualified beneficiary. Each qualified beneficiary will have an independent right to elect COBRA coverage.

To elect COBRA coverage, you must properly complete the election form (the “Election Form”) that is part of the COBRA coverage election notice (the “COBRA Election Notice”) sent to you by the COBRA Administrator and mail it to the COBRA Administrator at the address listed on the form. The completed election form must be postmarked no later than the 60th day after the date of the COBRA Election Notice, the date should be specified in the COBRA Election Notice. Any qualified beneficiary for whom COBRA coverage is not elected within this 60-day election deadline WILL PERMANENTLY LOSE HIS OR HER RIGHT TO ELECT COBRA

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COVERAGE.

Cost of Continuation Coverage

Each qualified beneficiary will be required to pay the entire cost of COBRA coverage, plus an administration charge. The amount a qualified beneficiary will be required to pay for COBRA coverage may not exceed 102 percent of the cost of Plan coverage for similarly situated Participants who are not receiving COBRA coverage.

Payment of COBRA Coverage Contributions

If you elect COBRA coverage, you do not have to send any payment for such coverage with the Election Form. However, you must make your first payment for COBRA coverage no later than 45 calendar days after the date of your COBRA coverage election (which is the date the Election Form was post-marked, if mailed, or the date the Election Form is received by the COBRA Administrator at the address specified for delivery of the Election Form, if hand delivered). If you do not make your first required payment for COBRA coverage within this 45-day period, you will permanently lose all COBRA coverage rights under the Plan.

Your first payment must cover the cost of COBRA coverage from the time your Plan coverage would have otherwise terminated up through the end of the month before the month in which you make your first payment. You are responsible for making sure that the amount of your first payment is enough to cover this entire period. Please contact the COBRA Administrator or Plan Administrator to confirm the amount of your first required payment and where this amount should be sent.

After you make your first required payment for COBRA coverage, you will be required to make monthly payments for each subsequent month of COBRA coverage. The amount due for each month for each qualified beneficiary should be disclosed in the Election Notice. Each of these payments will be due the 1st day of the month for that month’s COBRA coverage. If your payment is received on or before the due date, your Plan coverage will continue for that month without any break. It is solely your responsibility to ensure that your COBRA coverage contributions are paid on time. These payments should be sent to the COBRA Administrator at:

Discovery Benefits

4321 20th Avenue SW

Fargo, ND 58103

1-866-451-3399

However, if the Plan Administrator or COBRA Administrator notifies you of a new address for payment, you must send all payments for COBRA coverage to the address specified in that notice.

Although monthly payments are due on the first day of each month of COBRA coverage, you will be given a grace period of 30 calendar days after the first day of the month to make each monthly payment. Your COBRA coverage will be provided for each month as long as payment for that month is made before the end of the grace period for that payment. However, if you pay a monthly payment later than the first day of the month to which it applies, but before the end of the grace period for that month, your COBRA coverage will be suspended as of the first day of the month and then retroactively reinstated (going back to the first day of the month) when the monthly payment is received. This means that any Claim you submit for reimbursement of

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Qualifying Health Care Premium Expenses while your coverage is suspended may be denied and may have to be resubmitted once your coverage is reinstated.

Please note that you will not be considered to have made any COBRA coverage payment by check if your check is returned due to insufficient funds or otherwise. (Note, you may be charged a replacement process fee.) In addition, any delay in the processing of any monthly COBRA contribution/premium payment by a third party, such as a bank, will not extend the grace period for that payment.

If you fail to make the required monthly payment for your COBRA coverage before the end of the grace period for that month, you will permanently lose all rights to any COBRA coverage under the Plan.

Benefits Offered Under COBRA Coverage

If you elect COBRA coverage, you generally will be entitled to the same Plan coverage you had on the day prior to your qualifying event. While you have Plan coverage through COBRA, you will be entitled to the same coverage options that are available to similarly situated participants.

Length of COBRA Coverage

COBRA coverage is a temporary continuation of Plan coverage. When the qualifying event is a divorce or legal separation, or a Dependent child losing eligibility as a Dependent child, COBRA coverage can last for up to a total of 36 months.

The COBRA coverage periods described above are maximum coverage periods only. COBRA coverage can terminate before the end of these maximum coverage periods for several reasons, which are described in the paragraph entitled Termination of COBRA Coverage Before the End of the Maximum COBRA Coverage Period below.

Termination of COBRA Coverage Before the End of the Maximum COBRA Coverage Period

COBRA coverage will automatically terminate before the end of the maximum coverage period described above if:

1.	A qualified beneficiary becomes covered, after electing COBRA coverage, under another group health plan that does not impose any exclusion for a pre-existing condition of the qualified beneficiary (note: there are limitations on plans’ imposing a pre-existing condition exclusion and such exclusions are prohibited under the Affordable Care Act);

2.	A qualified beneficiary becomes entitled to Medicare (under Part A or Part B, or both) after electing COBRA coverage;

3.	Any required contribution payment is not made in full on time; or

4.	The Plan Sponsor terminates all of its group health plans.

COBRA coverage also may be terminated for any reason the Plan Administrator would terminate the Plan coverage of a covered individual who is not receiving COBRA coverage (such as fraud).

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IMPORTANT: You must notify the COBRA Administrator in writing at the address set forth above within 30 calendar days of the occurrence of events (1) or (2) above.

Notice of Unavailability of COBRA Coverage

If an individual is deemed not to be eligible for COBRA coverage, the COBRA Administrator will issue to such individual a notice of “Unavailability of COBRA”. This notice will describe why the individual is not eligible for such coverage.

Additional Information

If you have any questions or need further information about COBRA coverage or your rights under COBRA, please contact the Plan Administrator or COBRA Administrator. Also, if you have changed marital status, or if you or your spouse has changed your address, please notify the Plan Administrator and COBRA Administrator at the above addresses. For more information about your rights under ERISA, including COBRA, HIPAA and other laws affecting group health plans, you may contact the nearest Regional or District Office of the U.S. Department of Labor’s Employee Benefits Security Administration (“EBSA”) in your area or visit the EBSA website at www.dol.gov/ebsa. (Addresses and phone numbers of Regional and District EBSA Offices are available through EBSA’s website.)

Keep the Plan Informed of Address Changes

In order to protect your family’s rights, you should keep the Plan Administrator and COBRA Administrator informed of any changes in the addresses of family members. You should also keep a copy, for your records, of any notices you send to the Plan Administrator or COBRA Administrator.

FEDERAL HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996 (“HIPAA”)

Privacy Rules

Under HIPAA’s privacy rules and regulations (the “HIPAA Privacy Rules”), the Plan generally has certain responsibilities to protect the privacy of your health information. The HIPAA Privacy Rules create national standards for the protection of a person’s individually identifiable health information. Individually identifiable information is information about an individual’s physical or mental health (past, present, or future), health care or payment for the health care of the individual, including demographic information that is either created or received by a health care provider, health plan, employer or health care clearinghouse. Such information is protected under the HIPAA Privacy Rules as protected health information (“PHI”). The HIPAA Privacy Rules apply to information that may be transmitted by electronic media, maintained in any electronic medium, or transmitted or maintained in any other form or medium.

The following provisions describe responsibilities and duties under the HIPAA Privacy Rules with respect to your PHI. In order to administer and process any Claims under the Plan, the Plan may need to disclose PHI to employees of the Plan Sponsor who are identified by position in the section below entitled “Adequate Separation” and, if applicable, to a third-party administrator that assists the Plan Administrator in the administration of the Plan.

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Disclosures by the Plan to the Plan Sponsor. In the event that the Plan discloses PHI to the employees of the Plan Sponsor designated below for purposes of processing Claims or performing other Plan administration functions, the Plan Sponsor will:

1.	Not use or further disclose information other than as permitted or required by Plan documents or by law;

2.	Ensure that any business associates, agents, including subcontractors, to whom it provides protected health information received from the Plan, agree to the same restrictions and conditions that apply to the Plan Sponsor with respect to such information;

3.	Not use or disclose the information for employment-related actions and decisions or in connection with any other benefit or employee benefit plan of the Plan Sponsor;

4.	Report to the Plan any use or disclosure of the information that is inconsistent with the uses or disclosures provided for herein of which it becomes aware;

5.	Provide an individual the right of access to inspect and obtain copies of PHI about that individual contained in a designated record set in accordance with the HIPAA Privacy Rules;

6.	Make available PHI for amendment and incorporation with PHI in a designated record set in accordance with the HIPAA Privacy Rules;

7.	Make available the information required to provide an accounting of disclosures in accordance with the HIPAA Privacy Rules;

8.	Make its internal practices, books, and records relating to the use and disclosure of PHI received from the Plan available to the Secretary of the Department of Health and Human Services or those acting under the authority or at the direction of the Secretary for purposes of determining compliance by the Plan with the HIPAA Privacy Rules;

9.	If feasible, return or destroy all PHI received from the Plan that the Plan Sponsor still maintains in any form and retain no copies of such information when no longer needed for the purpose for which the disclosure was made. If such return or destruction is not feasible, the Plan Sponsor will limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible; and

10.	Ensure that the adequate separation required in accordance with the HIPAA Privacy Rules is established. This will provide for adequate separation between the Health Care Plan and Plan Sponsor. This separation must:

a.	Describe the employee or classes of employees or other persons under the control of the Plan Sponsor to be given access to the PHI relating to payment under, health care operations of, or other matters pertaining to the Health Care Plan in the ordinary course of business.

b.	Restrict the access to and use by such employees and other persons described above to the plan administration functions that the Plan Sponsor performs for the Health Care Plan; and

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c.	Provide an effective mechanism for resolving any issues of noncompliance by persons described above in accordance with the HIPAA Privacy Rules.

Disclosures by Others to the Plan Sponsor. For purposes of conducting Claims administration and other Plan administration functions on behalf of the Plan, the Plan Sponsor will be entitled to receive PHI from:

1.	the Plan;

2.	any business associate of the Plan;

3.	any person or entity that contracts with such business associate;

4.	any person or entity that contracts with the Plan Sponsor to provide services to or on behalf of the Plan; and

5.	any other person or entity that maintains, or has the authority to direct the disclosure of, PHI related to any Health Care Plan participant.

Adequate Separation. Only those persons and classes of persons described below that are under the control of the Plan Sponsor will be given access to PHI that is disclosed to or otherwise obtained by the Plan Sponsor. This is provided that any employee or person under the control of the Plan Sponsor who receives PHI relating to payment, health care operations or other matters pertaining to the Plan in the ordinary course of business will be included and treated as such a person or as within the class of persons described below:

(a)	an officer or employee who serves as the Plan Administrator;

(b)	an officer or employee who serves as a Plan fiduciary; and

(c)	an officer or employee who performs functions related to the Plan, including but not limited to human resources, audit, legal, accounting and systems personnel.

The persons and classes of persons described above will be given access to and permitted to use PHI that is disclosed to or otherwise obtained by the Plan Sponsor solely for the purpose of Plan administration functions that the Plan Sponsor performs for the Plan.

Any person or class of persons described above who obtains access to or uses PHI in a manner that is contrary to the requirements of the HIPAA Privacy Rules will be subject to the Plan Sponsor’s disciplinary policies and procedures up to and including termination of employment. Regardless of whether a person is disciplined or terminated, the Plan reserves the right to direct that the Plan Sponsor, and upon receipt of such direction, the Plan Sponsor will modify or revoke any person’s access to or use of PHI.

Permitted Use and Disclosure of Protected Health Information. The Plan Sponsor may use and disclose any PHI obtained in accordance with the HIPAA Privacy Rules and any other information that may reasonably be deemed to be PHI, regardless of the source of such information that comes into the possession of the Plan Sponsor, only for the following:

(a)	to provide and conduct administrative functions related to payment and health care operations for and on behalf of the Plan;

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(b)	to audit payments for Claims incurred under the Plan;

(c)	to request proposals for services to be provided to or on behalf of the Plan; and

(d)	to investigate any fraud or other unlawful acts related to the Plan and committed or reasonably suspected to have been committed by a Participant or his or her covered Dependent.

Required Uses and Disclosures of Protected Health Information. The Plan Sponsor will be required to use and/or disclose PHI:

(a)	to an individual when requested under and as required by the HIPAA Privacy Rules in order to provide the individual with access to his or her own PHI;

(b)	to an individual when requested under and required by the HIPAA Privacy Rules in order to provide the individual with an accounting of disclosures of that individual’s PHI; and

(c)	when required by the Secretary of the Department of Health and Human Services or those acting under the authority or at the direction of the Secretary to investigate or determine the Plan’s compliance with the HIPAA Privacy Rules.

Prohibited Uses and Disclosures. The Plan Sponsor may not use or disclose PHI for any purpose for which use and disclosure is not expressly allowed under the HIPAA Privacy Rules. This includes:

(a)	using or disclosing PHI other than as permitted or required under applicable federal or state law, or in a manner inconsistent with the HIPAA Privacy Rules;

(b)	using or disclosing PHI for the purpose of any employment-related actions or decisions; or

(c)	using or disclosing PHI that is genetic information about an individual for underwriting purposes.

Minimum Necessary. The Plan Sponsor must make reasonable efforts when using, disclosing or requesting PHI to limit the PHI to the minimum necessary to achieve the purpose of the use or disclosure. This will not apply in situations where an authorization has been received or as specified in the HIPAA Privacy Rules.

Breach Notification. Following any discovery of a breach of unsecured PHI (as such terms are defined in the HIPAA Privacy Rules), the Plan shall notify each individual whose unsecured PHI has been, or is reasonably believed to have been, accessed, acquired, or disclosed as a result of a Breach, and the Secretary of Health and Human Services, in accordance with the HIPAA Privacy Rules. For a breach of unsecured PHI involving more than 500 residents of a State or jurisdiction, the Plan shall notify the media in accordance with the HIPAA Privacy Rules.

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HIPAA SECURITY RULES

HIPAA Security Rules mean the Security Standards published on February 20, 2003 at 45 C.F.R. Parts 160, 162 and 164 as hereafter amended, and Electronic Protected Health Information (“ePHI”) means electronic protected health information as defined in the HIPAA Security Rules that is created, received, maintained or transmitted by or on behalf of the Plan.

With regard to its use and/or disclosure of ePHI, the Plan Sponsor will:

1.	Reasonably and appropriately protect the confidentiality, integrity, and availability of the ePHI that it creates, receives, maintains, or transmits on behalf of the Plan;

2.	Ensure that the adequate separation required by the HIPAA Privacy Rules is supported by reasonable and appropriate security measures;

3.	Ensure that any agent, including a subcontractor, to whom it provides this information agrees to implement reasonable and appropriate security measures to protect the information; and

4.	Report to the Plan any security incident of which it becomes aware.

QUALIFIED MEDICAL CHILD SUPPORT ORDERS (“QMCSOS”)

The Plan will provide benefits as required by any qualified medical child support order, as defined in ERISA Section 609(a), and will provide benefits to Dependent children placed with Participants for adoption under the same terms and conditions as apply in the case of Dependent children who are natural children of Participants, in accordance with ERISA Section 609(c). The Plan Administrator has established written procedures for determining whether a medical child support order qualifies as a QMCSO. To receive, at no cost, a copy of the Plan’s QMCSO procedures, contact the Plan Administrator.

MANDATORY MEDICARE SECONDARY PAYER PROGRAM REPORTING REQUIREMENTS

Under the Medicare, Medicaid and SCHIP Extension Act of 2007 (“MMSEA”), the Plan is required to report specified information about Participants and their covered Dependents, including (for example) Social Security numbers, to the Centers for Medicare and Medicaid Services (the “CMS”), the federal agency that oversees the Medicare program, to enable CMS to properly coordinate any Medicare payments with other employer-sponsored health care benefits. The Plan Administrator (or its delegate) has the right to release or obtain any information about Participants it considers necessary in order to satisfy the Plan’s mandatory reporting requirements under the MMSEA.

COMPLIANCE WITH OTHER APPLICABLE LAWS

The Plan intends to comply, solely to the extent applicable, with the requirements of all other applicable laws.

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STATEMENT OF ERISA RIGHTS

As a Participant or beneficiary of the Plan, you are entitled to certain rights and protections under ERISA (note: this section does NOT apply to the Lump-Sum Payment). ERISA provides that all Participants and beneficiaries are entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if any, filed by the ERISA Plan with the U.S, Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon a written request to the Plan Administrator, copies of all documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, and updated SPD for the Plan. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s latest annual report (Form 5500 Series), if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report, if any.

•	Temporarily continue health care coverage under the Plan pursuant to COBRA for qualified beneficiaries if there is a loss of coverage under the Plan as a result of a qualifying event. Such qualified beneficiaries will have to pay for the entire cost of such coverage, plus an administration fee. Please review this Plan/SPD on the rules governing any COBRA coverage rights.

In addition to creating rights for Participants and beneficiaries, ERISA also imposes duties upon the people responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Participants and beneficiaries. No one, including NetApp or any other person, may discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

If your Claim is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that you can take to enforce the above rights. For instance, if you request copies of applicable Plan materials from the Plan Administrator and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a Claim that is denied, in whole or in part, and you have exhausted the claims procedure available to you under the Plan, or if you have a Claim that is ignored, you may file a lawsuit or other action in the Northern District of California federal court. However, any such court action must be filed no later than 1 calendar year after the final claim denial, regardless of

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any state or federal statutes establishing provisions relating to limitations on action. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a federal court.

If you are discriminated against for asserting your ERISA rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you can contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your local telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

MISCELLANEOUS PLAN PROVISIONS

NO TRANSFER OF RIGHTS PERMITTED

Any attempt to assign, alienate, sell, transfer, pledge or encumber your rights, if any, under the Plan, will be void.

NO CONTRACT OF EMPLOYMENT OR SERVICE

Neither the terms of the Plan/SPD nor any benefits provided under the Plan should be considered a term of employment or service of any individual by NetApp. The Plan/SPD is not an employment or service contract.

RIGHT TO RECOVER OVERPAYMENTS AND OTHER ERRONEOUS PAYMENTS

If, for any reason, any benefit under the Plan or all or any part of any Lump-Sum Payment is erroneously paid or exceeds the amount appropriately payable to a Participant or beneficiary, the Participant or beneficiary must refund the overpayment to the Plan Sponsor. In addition, if any payment is made under the Plan or of any Lump-Sum Payment that, according to the terms of this document, should not have been made, the Plan Administrator may recover that incorrect payment, whether or not it resulted from the Plan Administrator’s (or its delegate’s) own error, from the person to whom it was made or from any other appropriate party. As may be permitted in the sole discretion of the Plan Administrator, the refund or repayment may be made in one or a combination of the following methods: (a) in the form of a single lump-sum payment, (b) as a reduction of the amount of future benefits otherwise payable under the Plan, or (c) any other method as may be required or permitted in the sole discretion of the Plan Administrator, subject to the requirements of applicable law.

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GOVERNING LAW AND VENUE

The Plan will be construed, administered and enforced in accordance with federal law and, to the extent applicable, the laws of the State of California. The provisions regarding the Lump-Sum Payment will be construed, administered and enforced in accordance with the laws of the State of California. As noted earlier, any court action, if available, filed with respect to the Plan must be filed in the applicable federal court for the Northern District of California located in Santa Clara County.

SOURCE OF BENEFITS

The Plan is unfunded. That is, any benefits provided under the Plan will be paid from the general assets of the Plan Sponsor. Notwithstanding the foregoing, the Plan Sponsor may establish or have established on its behalf a separate account to hold money to pay Plan benefits and any such account will at all times be considered to be the general assets of the Plan Sponsor.

FORFEITURE OF UNCLAIMED BENEFITS

If a benefit is due to any person under the Plan, and if notice of such benefit is mailed to the last known address of such person, as shown on the records of the Plan Administrator, and within three (3) months after such mailing such person has not made a written claim for such payment in accordance with the requirements of the Plan or cashed a written instrument for such benefit, the Plan Administrator, in its sole discretion, may direct that such benefit be canceled, and upon such cancellation, the Plan shall have no further liability for such benefit.

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EXECUTION PAGE

NetApp, Inc.

By	/s/ Gwen McDonald
Title	EVP of Human Resources
Date	November 16, 2016

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EXHIBIT A

GENERAL RELEASE

This General Release incorporates by reference the NetApp, Inc. Executive Retiree Health Plan (the “Plan”). Any capitalized terms not defined in this General Release have the meanings used in the Plan.

Release of Claims. You, on behalf of yourself and your predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, any and all affiliates of the Company, and its officers, directors, predecessors, successors and assigns, and the beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of the Company (collectively, the “Released Parties”), from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Claim”), that such Releasing Parties, or any of them, had, has, may have had at any time in the past until and including the date of the Award against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the date of the Award, which specifically relate to the Plan (the “Released Matters”), except that the Released Matters do not include, and nothing in this General Release will affect or be construed as a waiver or release by the Releasing Parties of, any Claim by such Releasing Parties arising from or relating to: (i) salary, reimbursement for expenses, bonuses (including retention bonuses), change of control or severance payments, or other compensation or employment benefits earned or accrued by or for the benefit of such Releasing Party prior to the date of the Award in respect of services performed by such Releasing Party as an employee or independent contractor of the Company (except that the exception in this clause will not include any Claim relating to the Plan), (ii) a Releasing Party’s rights under any offer letter, employment agreement or retention agreement between the Releasing Party and any of the Company, (iii) under any indemnification, exculpation or advancement of expenses provisions applicable to you and any directors’ and officers’ liability insurance policies applicable to you, or (iv) claims that cannot be released as a matter of law.

No Transfer of Claims. You hereby represent and warrant to the Released Parties that no Releasing Party has made any assignment or transfer of any Claims for any Released Matter.

Release Not Considered an Admission. You hereby acknowledge and agree that neither this General Release nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any Released Party or any Releasing Party of any improper or unlawful conduct.

Covenant Not to Sue. You hereby irrevocably covenant to refrain from, and cause each of the Releasing Parties to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates in any way to, or is

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based on any of the Released Matters, except that nothing in this General Release will be construed as prohibiting you from filing a charge or complaint with, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or a similar state or local agency.

Basis of Defense; Attorneys’ Fees. This General Release may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation of the Plan or this General Release. If any Claim is brought or maintained by you or any Releasing Party against the Released Parties in violation of this General Release, the prevailing party shall be responsible for all costs and expenses, including reasonable attorneys’ fees, in connection with the assertion and or defense of such Claim.

Waiver of Unknown Claims. You, on behalf of yourself and the other Releasing Parties, hereby expressly waive any rights that you or any other Releasing Party may have under any law that provides that a general release does not or may not extend to claims which the releaser does not know or suspect to exist in the releaser’s favor at the time of executing the release (“Potential Claims”). You acknowledge, and the other Releasing Parties shall be deemed to have acknowledged, that the inclusion of such unknown Potential Claims herein was a key element of this General Release. You acknowledge, and the other Releasing Parties will be deemed to have acknowledged, that you or they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims released under this General Release and agree that all such unknown Potential Claims are nonetheless released and that this General Release will be and remain effective in all respects even if such different or additional facts are subsequently discovered.

With respect to any and all Potential Claims for any Released Matter, you expressly waive, on behalf of yourself and the other Releasing Parties, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542 or any law of any state or territory of the United States, or principle of common law, or any law of any country, that is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Governing Law. This General Release will be governed by and construed in accordance with the laws of the State of California without regard to its choice of law rules.

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You acknowledge that you have entered into this General Release of your own free will after having had the opportunity to consult with legal counsel.

Releasor:

By:

Print Name:

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